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                                                                       Exhibit 8


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                            BERKADIA MANAGEMENT LLC,

                      a Delaware Limited Liability Company


                              OPERATING AGREEMENT

                                August 21, 2001

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                              OPERATING AGREEMENT

                                      OF

                            BERKADIA MANAGEMENT LLC

     This OPERATING AGREEMENT is entered into and shall be effective as of the 21st day of August, 2001, by and between BH Finance LLC, a Nebraska limited liability company ("BH Finance"), and WMAC Investment Corporation, a Wisconsin
                    ----------
corporation ("WMAC"), as the sole Members of the Company.
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                                    RECITALS

A. Immediately prior to the date hereof, BH Finance and WMAC were the sole members of Berkadia LLC, a Delaware limited liability company ("Berkadia").
                                                                --------

B. In order to consolidate management of the affairs of Berkadia through a single entity (i) concurrently herewith (A) BH Finance is contributing a portion of its interest in Berkadia to BHF Berkadia Member Inc., a Delaware corporation ("B-Sub"), and (B) WMAC is contributing a portion of its interest in Berkadia to
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WMAC Investors, Inc., a Delaware corporation ("L-Sub"), (ii) each of BH Finance
                                               -----
and WMAC is simultaneously contributing the remainder of its interest in Berkadia to the Company, and (iii) Berkadia's operating agreement is being amended to provide for, among other things, the admission of the Company as Berkadia's manager (in such capacity, "Berkadia Manager").
                                       ----------------

C. The parties now desire to set forth an operating agreement for the Company to govern such matters as are set forth herein, all on the terms and conditions set forth below.

                                   SECTION 1
                                  THE COMPANY

     1.1  Formation.
          ---------

     The Company has been formed as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The rights and liabilities of the Members shall be as provided under the Act, the Certificate (as defined herein) and this Agreement.

     1.2  Name.
          ----

     The name of the Company shall be "Berkadia Management LLC" and all business of the Company shall be conducted in such name or such other name as is agreed by the Members.

     1.3  Purpose; Powers.
          ---------------

     The purposes of the Company are:
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          (a)  to hold a membership interest in Berkadia;

          (b) to act as Berkadia Manager, including, without limitation, to control and manage the business and affairs of Berkadia as contemplated by the Berkadia Operating Agreement;

          (c) to make such additional investments and engage in such additional activities as the Members may approve; and

          (d) to engage in any and all activities related or incidental to the foregoing purposes.

     (The activities described in clauses (a) through (d) above shall be referred to as the "Business.")
                    --------

     The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of such purposes.

     1.4  Principal Place of Business.
          ---------------------------

     The principal place of business of the Company shall be at 1440 Kiewit Plaza, Omaha, Nebraska 68131 or such other location within or without the State of Delaware as the Members may agree.

     1.5  Term.
          ----

     The term of the Company commenced on the date the certificate of formation of the Company (as such certificate may be amended, modified, supplemented or restated from time to time, the "Certificate") was filed in the office of the
                                 -----------
Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company pursuant to Section 10 hereof.

     1.6  Filings; Agent for Service of Process.
          -------------------------------------

          (a) The Members have caused the Certificate to be filed in the office of the Secretary of State of the State of Delaware in accordance with the Act. The Members shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law.

          (b) The Members shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

          (c) As of the Effective Date, the name and address of the Company's designated agent and registered office for service of process on the Company in the State of

                                       2
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Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400,
Wilmington, Delaware 19808.

     1.7  Definitions.
          -----------

          (a) Capitalized words and phrases used in this Agreement have the following meanings:

     "Act" means the Delaware Limited Liability Company Act, 6 Del. C. (S)18-101, et seq., as amended from time to time (or any corresponding provisions of
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succeeding law).

     "Additional Capital Contributions" means, with respect to each Member, the Capital Contributions, if any, made by such Member pursuant to Section 2.4 hereof.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

               (i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

               (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-
                           -  -                     -  -
1(b)(2)(ii)(d)(6) of the Regulations.
            -  -

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations
                                                         -
and shall be interpreted consistently therewith.

     "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

     "Affiliated Member" has the meaning set forth in Section 9.2 of this Agreement.

     "Agreement" means this Operating Agreement of Berkadia Management LLC, including any appendix attached hereto, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

     "Allocation Year" means (i) the period that commenced on the Effective Date and ends on December 31, 2001, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 3 hereof and Appendix B hereto.

     "Available Cash" means the amount of cash that the Members deem available for distribution, taking into account all debts, liabilities, and obligations of the Company then due or soon to come due, including, without limitation, payments of capital contributions required to be

                                       3
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made under the Berkadia Operating Agreement and working capital and other amounts and reserves that the Members deem necessary or advisable in connection with the operation of the Company's Business and the payment of capital contributions required to be made under the Berkadia Operating Agreement; provided, however, that Available Cash shall be determined without regard to the
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Finova Fees or the Stock Proceeds.

     "Berkadia" has the meaning set forth in the Recitals to this Agreement.

     "Berkadia Manager" has the meaning set forth in the Recitals to this Agreement.

     "Berkadia Operating Agreement" means the First Amended and Restated Operating Agreement of Berkadia, being entered into concurrently herewith, as such agreement may be amended from time to time.

     "BH Finance" has the meaning set forth in the Recitals to this Agreement.

     "B-Sub" has the meaning set forth in the Recitals to this Agreement.

     "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

          (i) To each Member's Capital Account there shall be credited (A) such Member's Capital Contributions actually (or deemed) made, (B) such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3 hereof or Paragraph 1, 2 or 3 of Appendix B hereto, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

          (ii) To each Member's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed (or deemed distributed) to such Member pursuant to Section 2.3(e), 4, 5.4 or 10 hereof, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3 hereof or Paragraph 1, 2 or 3 of Appendix B hereto, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; and

          (iii) In the event an Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

     "Capital Contributions" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed or required to be contributed to the Company by such Member pursuant to Section 2, Section 10.2 or Section 12.2 hereof, including Required Capital Contributions and Additional Capital Contributions.

                                       4
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     "Certificate" has the meaning set forth in Section 1.5 of this Agreement.

     "Certificate of Cancellation" means a certificate filed in accordance with
Section 18-203 of the Act.

     "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" has the meaning given such term in the Berkadia Operating Agreement.

     "Company" means the limited liability company formed pursuant to the Certificate and continued pursuant to this Agreement.

     "Company Minimum Gain" has the same meaning as the term "partnership minimum gain" in Section 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

     "Covered Losses" means all losses, liabilities, expenses or damages (including reasonable attorneys' fees and expenses) paid to any Third Party Claimant for claims or legal actions arising out of the Senior Loan or the Management Agreement or the performance of responsibilities, or taking of actions or decisions pursuant to either, but shall not include claims or actions to collect or enforce the Outside Financing or any other contractual obligation of the Company.

     "Debt Percentage" means, with respect to any Member, such Member's Debt Percentage as set forth in Appendix A hereto.

     "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided,
                                                                     --------
however, that if the adjusted basis for federal income tax purposes of an asset
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at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

     "Effective Date" means the date hereof.

     "FCC" means Finova Capital Corporation.

     "Fee Percentage" means, with respect to any Member, such Member's Fee Percentage as set forth in Appendix A hereto.

     "Finova Fees" means the amounts, if any, received by the Company under
Section 4.1(a) of the Berkadia Operating Agreement, as well as any amounts derived by the Company therefrom.

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     "Fiscal Year" means (i) the period commencing on the Effective Date and ending on December 31, 2001, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31 and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all property is distributed to the Members pursuant to Section 10 hereof.

     "FNV" means The Finova Group Inc.

     "FNV Stock" has the meaning set forth in Section 11.5 of this Agreement.

     "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the Members;

          (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Members as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the
                                   ----------
distribution by the Company to a Member of more than a de minimis amount of
                                                       ----------
Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment at the times described in clauses
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(A) and (B) of this paragraph shall be made only if the Members determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

          (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Members; and

          (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of
                                                  -
the definition of "Profits" and "Losses" or Paragraph 1(g) of Appendix B hereto; provided, however, that Gross Asset Values shall not be adjusted pursuant to
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this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph
(ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

     "Gross Profit" shall mean the sum of (a) the amounts distributed to a Member pursuant to Section 4.1 or Section 10.2 of this Agreement, (b) in the case of WMAC, the fees paid to WMAC or any of its Affiliates pursuant to the Management Agreement (net of amounts, if any, paid over to BH Finance pursuant to Section 11.1 hereof), and (c) in the case of BH Finance, the amounts, if any, paid over to it pursuant to Section 11.1 hereof, in each case, from the Effective Date to the date of the Covered Loss.

     "Interest" means an ownership interest in the Company, including any and all benefits to which the holder of such Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

     "Losses" has the meaning set forth in the definition of "Profits" and "Losses."

     "L-Sub" has the meaning set forth in the Recitals to this Agreement.

     "Management Agreement" means that certain Second Amended and Restated Management Services Agreement by and among the Original Leucadia Member, Leucadia International Corporation and FNV, dated as of June 10, 2001 (and prior to June 10, 2001, the predecessor Management Services Agreement dated February 26, 2001, and the First Amended and Restated Management Services Agreement dated April 3, 2001), or any similar agreement.

     "Member" means any Person (i) who is referred to as such on Appendix A hereto, or who has become a substituted Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member.

     "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

     "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

     "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

     "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

     "Original Berkshire Member" means Berkshire Hathaway Inc., a Delaware corporation.

     "Original Leucadia Member" means Leucadia National Corporation, a New York corporation.

     "Outside Financing" has the meaning given such term in the Berkadia Operating Agreement.

     "Outside Financing Documents" has the meaning given such term in the Berkadia Operating Agreement.

     "Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

     "Profits" and "Losses" mean, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

          (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

          (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

          (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

          (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

          (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in
                                      -  -
determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

          (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.1(a) hereof or Paragraph 1, 2 or 3 of Appendix B hereto shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 3.1(a) hereof and Paragraphs 1, 2 and 3 of Appendix B hereto shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

     "Proportionate Share" for any Member shall mean the product of (x) the quotient obtained by dividing (I) the Gross Profit of such Member by (II) the aggregate Gross Profit of both Members multiplied by (y) the amount of the Covered Loss.

     "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

     "Required Capital Contributions" means, with respect to each Member, the Capital Contributions, if any, made or required to be made by such Member pursuant to Section 2.3 or 12.2 hereof.

     "Senior Loan" has the meaning given such term in the Berkadia Operating Agreement.

     "Senior Loan Documents" has the meaning given such term in the Berkadia Operating Agreement.

     "Senior Loan Shortfall Amount" means the excess, if any, of the outstanding balance of the Senior Loan over the greater of (i) the Senior Loan's Code
Section 704(b) "book" value on the books of the holder (or, if different, the holder's adjusted basis in the Senior Loan for federal income tax purposes) or
(ii) the proceeds received by the holder upon a disposition of the Senior Loan in liquidation.

     "Stock Percentage" means, with respect to any Member, such Member's Stock Percentage as set forth in Appendix A hereto.

     "Stock Proceeds" means the amounts, if any, received by the Company under
Section 4.1(b) of the Berkadia Operating Agreement, as well as any amounts derived by the Company therefrom.

     "Third Party Claimant" means a person or entity other than the Company, a Member, Berkadia, FCC, FNV, any lender or other party to any of the Outside Financing Documents, or any Affiliate of any of the foregoing; provided,
                                                               --------
however, that a Third Party Claimant shall include the shareholders or
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debtholders of FNV (other than a Member or an Affiliate of a Member) whether making a claim directly or in a derivative form of action.

     "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

     "WMAC" has the meaning set forth in the Recitals to this Agreement.

                                   SECTION 2

                        FINANCING; CAPITAL CONTRIBUTIONS

     2.1  Initial Capital Contributions.
          -----------------------------

     Concurrently herewith, each Member shall contribute to the Company, as its initial Capital Contribution, (i) 100 percent of its rights with respect to the Funding Fee defined in Annex I to the Commitment, and (ii) 60 percent of all of its right, title and interest in and to its remaining membership interest in Berkadia immediately prior to the date hereof.

     2.2  Outside Financing; Guarantees.
          -----------------------------

          (a) Except as otherwise agreed by the Members, the Company, in its capacity as Berkadia Manager, shall cause the final terms of the Outside Financing to include (i) a primary guarantee by the Original Berkshire Member of 90 percent of Berkadia's obligations under such Outside Financing, and (ii) a primary guarantee by the Original Leucadia Member of the remaining 10 percent of Berkadia's obligations under such Outside Financing, as well as a secondary guarantee by the Original Berkshire Member of such remaining 10 percent of Berkadia's obligations under such Outside Financing, in the case of each of clause (i) and (ii), on standard terms and conditions.

          (b) All other matters relating to the Outside Financing, including, without limitation, the timing, terms and conditions thereof, as well as whether to cause Berkadia to consummate the Outside Financing and all matters related to the administration of the Outside Financing, shall be determined by BH Finance after consultation with WMAC.

     2.3  Required Capital Contributions.
          ------------------------------

          (a) If the Company, in its capacity as a member of Berkadia, is required to fund any capital contributions to Berkadia pursuant to Section 2.3(a) of the Berkadia Operating Agreement (relating to the funding of amounts pursuant to the terms of the Commitment), then on or before the date that such contributions are required to be made, the Members shall fund to the Company, pro rata in accordance with their Debt Percentages, an amount of Capital Contributions sufficient to satisfy the Company's obligations to Berkadia. If Outside Financing is not obtained by Berkadia in full, and WMAC elects to seek financing to fund any or all of its Required Capital Contribution under this
Section 2.3(a) attributable to such shortfall, then WMAC shall not be required to fund such Required Capital Contribution unless the Original Berkshire Member agrees to provide to the lender or lenders to WMAC a primary guarantee of WMAC's payment obligations under such financing, on standard terms and conditions, limited to the amount of such Required Capital Contribution.

          (b) If the Company, in its capacity as a member of Berkadia, is required to fund any capital contributions to Berkadia pursuant to Section 2.3(b) of the Berkadia Operating

Agreement (relating to payments under the Outside Financing, including payments of principal, interest or similar items under the Outside Financing, or any indemnification obligations of Berkadia under the Outside Financing Documents), and the Company does not have sufficient funds to make such contribution (apart from Finova Fees, Stock Proceeds or the FNV Stock), then on or before the date such funds are required to be contributed, the Members shall fund to the Company, pro rata in accordance with their Debt Percentages, an amount of Capital Contributions that is sufficient to pay the amounts required to be contributed (without drawing upon such Finova Fees, Stock Proceeds or FNV Stock, which assets shall not be applied by the Company to satisfy such Company contributions, and shall retain their status as such items for all purposes of this Agreement, including for purposes of applying Section 4.1 hereof). Consistent with the preceding sentence, and pursuant to Section 18-303(b) of the Act, BH Finance hereby agrees to be liable for 90 percent of the Company's obligations under such Section 2.3(b) and WMAC hereby agrees to be liable for 10 percent of the Company's obligations under such Section 2.3(b).

          (c) If the Company incurs costs or expenses, other than those set forth in Section 2.3(a) or (b) above, and does not have sufficient funds to pay such expenses (apart from Finova Fees, Stock Proceeds or the FNV Stock), upon demand by the Company or by either Member, the Members shall promptly make Capital Contributions sufficient to pay such costs and expenses (without drawing upon such Finova Fees, Stock Proceeds or FNV Stock, which assets shall not be applied by the Company to satisfy such Company expenses, and shall retain their status as such items for all purposes of this Agreement, including for purposes of applying Section 4.1 hereof) in accordance with the following:

               (i) With respect to costs and expenses incurred in the operation of the Company's Business from the Effective Date through the date of, and after giving effect to, the funding of the Senior Loan, the Members shall make such Capital Contributions in accordance with their Fee Percentages; provided, however, that with respect to any origination, commitment or similar
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up-front fees payable in connection with the Outside Financing, the Members shall make such Capital Contributions in accordance with their Debt Percentages;

               (ii) with respect to costs and expenses incurred in the operation of the Company's Business following the date of, and after giving effect to, the funding of the Senior Loan, the Members shall make such Capital Contributions in accordance with their Debt Percentages; provided, however, that the Members shall make such Capital Contributions in accordance with their Stock Percentages with respect to costs and expenses attributable (directly or indirectly) to Berkadia's ownership of the FNV Stock; and

               (iii) notwithstanding (i) and (ii) above, Section 12.2 shall control Capital Contributions required to fund costs and expenses that constitute Covered Losses.

          (d) the Original Berkshire Member agrees to contribute (or cause to be contributed) to BH Finance, and the Original Leucadia Member agrees to contribute (or cause to be contributed) to WMAC, an amount sufficient for such Member to fund its Required Capital Contributions as and when required under this Section 2.3.

          (e) If a Member (the "defaulting Member") fails to fund its Required Capital Contributions as and when required, whether pursuant to this Section 2.3, Section 12.2, or otherwise, the non-defaulting Member shall have a direct claim against the defaulting Member for breach of contract hereunder, and the non-defaulting Member and the Company (at the sole direction of the non-defaulting Member) shall have all remedies available to either of them in law or equity with respect to such failure by the defaulting Member. Without limiting the foregoing, (i) interest shall accrue on a defaulting Member's unfunded Capital Contributions from the date required to be made at a per annum rate equal to the "prime rate" (as specified in the Wall Street Journal or similar national publication) plus two percentage points ("prime plus two"), compounded annually, (ii) the non-defaulting Member shall be entitled to contribute to the Company the amount of such unfunded Capital Contributions, and (iii) to the extent the non-defaulting Member has funded in place of the defaulting Member, amounts otherwise distributable to the defaulting Member under this Agreement, whether pursuant to Section 4.1, upon liquidation of the Company pursuant to
Section 10.2, or otherwise, shall be distributed by the Company to the non-defaulting Member, but deemed for all purposes of this Agreement as distributed to the defaulting Member and immediately recontributed to the Company as Required Capital Contributions, until such time as the non-defaulting Member has received from the Company on account of such distributions a return of the amount, if any, funded in place of the defaulting Member, plus interest thereon from the date funded at prime plus two, compounded annually. To the extent the non-defaulting Member has not funded in place of the defaulting Member, amounts otherwise distributable to the defaulting Member shall be retained by the Company, but deemed for all purposes of this Agreement as distributed to the defaulting Member and immediately recontributed to the Company as Required Capital Contributions, until such time as the Company has retained an amount of such distributions equal to the amount not funded by the defaulting Member (or by the non-defaulting Member pursuant to the immediately preceding sentence), plus interest thereon from the date required to be made at prime plus two, compounded annually. A defaulting Member shall remain in default hereunder until it has contributed, or is deemed to have contributed, to the Company, all amounts required to be contributed under this Section 2.3(e), including interest. Beginning on the date that is 10 days after the receipt of written notice from the Company or the non-defaulting Member that the recipient Member is in default hereunder, the defaulting Member shall not have any voting, consent or appointment rights as a Member, or any other rights to direct the Company in any manner, during the continuation of such default.

     2.4  Additional Capital Contributions.
          --------------------------------

     The Members may make additional Capital Contributions (in addition to those required by Section 2.3 hereof) with the written consent of all Members, in which event the Company shall adjust the Members' Debt Percentages, Fee Percentages and/or Stock Percentages in the manner unanimously agreed by the Members.

                                   SECTION 3
                                  ALLOCATIONS

     3.1  Profits and Losses.
          ------------------

          (a) After giving effect to the special allocations set forth in Paragraphs 1, 2 and 3 of Appendix B hereto (i) income constituting original issue discount with respect to the

Senior Loan for any Allocation Year shall be allocated 50 percent to each Member and (ii) each Member shall be specially allocated items of Company income and gain for such Allocation Year in an amount equal to such Member's share of income or gain attributable to Finova Fees or Stock Proceeds, determined in accordance with such Member's Fee Percentage and Stock Percentage, respectively.

          (b) After giving effect to the special allocations set forth in Paragraphs 1, 2 and 3 of Appendix B hereto, and the additional special allocations set forth in Section 3.1(a) above, the Company shall allocate Profits, Losses and any items of Company income, gain, loss or deduction for any Allocation Year to the Members as follows:

               (i) Losses and any items of Company expense or deduction for such Allocation Year shall be allocated (x) first, to those Members with positive Capital Account balances in proportion to such positive Capital Account balances, until the Capital Accounts of such Members have been reduced to zero,
(y) second, to the Members in accordance with their Fee Percentages, until an amount equal to the Senior Loan Shortfall Amount has been allocated pursuant to this clause (y), and (z) thereafter, to the Members in accordance with their Debt Percentages.

               (ii) Profits and any items of Company income or gain for such Allocation Year shall be allocated (x) first, to reverse any Losses (or items thereof) allocated to the Members pursuant to Section 3.1(b)(i) in the reverse of the order in which they were previously allocated, and (y) thereafter, to the Members pro rata in accordance with their Debt Percentages.

     3.2  Additional Allocations.
          ----------------------

     Additional provisions respecting allocations are set forth in Appendix B hereto and are incorporated by reference herein.

                                   SECTION 4
                                 DISTRIBUTIONS

     4.1  Distributions.
          -------------

     Subject to Section 2.3(e) hereof:

          (a) The Finova Fees shall be distributed to the Members at such times as the Members shall determine in proportion to their Fee Percentages;

          (b) Any Stock Proceeds shall be distributed to the Members at such times as the Members shall determine in proportion to their Stock Percentages; and

          (c) Available Cash, if any, shall be distributed to the Members at such times as the Members shall determine in proportion to their Debt Percentages.

     4.2  Return of Distributions.
          -----------------------

     Except as required by law, no Member shall be required to restore to the Company any funds properly distributed to it pursuant to this Section 4 or
Section 10 hereof; provided, however, that nothing herein shall affect the
                   --------  -------
obligation to make any Required Capital Contributions.

                                   SECTION 5
                                  MANAGEMENT

     5.1  Management by Members.
          ---------------------

          (a) All powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Members and the Members may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate or this Agreement prohibited, and in so doing shall have the right and authority to take all actions which the Members deem necessary, useful or appropriate for the management and conduct of the Business.

          (b) Except as otherwise provided in this Agreement, including, without limitation, Section 2.3(e) (relating to a defaulting Member's loss of voting, consent and other rights) and Section 5.5 (relating to BH Finance's control of matters relating to the Senior Loan), or as required by the Act, all matters requiring approval of the Members or relating to the management of the Business and affairs of the Company, including acting in the capacity of Berkadia Manager, shall require the consent of both Members and the Company shall act only by the affirmative vote of both Members.

          (c) The Members shall have the power to delegate authority to such officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required to approve such action directly.

     5.2  Meetings of the Members; Approval; Expedited Decision.
          -----------------------------------------------------

          (a)  The Members shall meet at such times as they may agree.

          (b) For all matters under this Agreement or under the Act for which the consent, approval or affirmative vote of a Member is required, such Member's consent, approval or affirmative vote may be given (i) at a physical meeting of the Members or (ii) at a meeting held by means through which all persons participating in the meeting can hear and respond to each other, provided that a summary of such other meeting is promptly delivered to the Members in writing, followed, in the case of a facsimile transmission, by hard copy sent by recognized overnight delivery service or U.S. mail, postage and charges prepaid, addressed as described in Section 12.1 hereof, or to such other address as a Member may from time to time specify by notice to the other Member.

          (c) Notwithstanding anything to the contrary in this Section 5.2, the Members may take any action without a meeting that may be taken by the Members under this Agreement if such action is approved by the written consent of all Members.

          (d) In addition to the methods set forth above, a Member may solicit the expedited decision of the other Member with respect to any matter under this Agreement by having its Designated Representative contact, by telephone, facsimile or other agreed means, the other Member's Designated Representative. "Designated Representative" shall mean, in the case of a Member, its authorized
 -------------------------
representative as identified by such Member in a written notice to the other Member. Upon receipt of a request for an expedited decision by a Member's Designated Representative, the recipient Member's Designated Representative shall use reasonable efforts to deliver a written decision, consent, approval, disapproval or other relevant response to the request within 48 hours following receipt from the requesting Member (or otherwise) of all available information reasonably required to reach such a decision. The failure of a Member's Designated Representative to timely respond in writing to such a request shall be treated as such Member's disapproval or decision not to consent with respect to the matter involved. Any expedited decision reached in accordance with this paragraph shall be valid only if the relevant communication is delivered in writing, followed, in the case of a facsimile transmission, by hard copy sent by recognized overnight delivery service or U.S. mail, postage and charges prepaid, addressed as described in Section 12.1 hereof, or to such other address as a Member may from time to time specify by notice to the other Member.

     5.3  Duties and Obligations of the Members.
          -------------------------------------

          (a) The Members shall cause the Company to conduct its Business and operations separate and apart from that of any Member or its Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or its Affiliates,
(ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or its Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

          (b) The Members shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's purposes, in accordance with the provisions of this Agreement and applicable laws and regulations.

          (c) A Member shall not have any duties, fiduciary or otherwise, to the Company or the other Member, other than the contractual obligations of such Member set forth herein.

     5.4  Reimbursements.
          --------------

          (a) Except as otherwise specified in this Agreement, and subject to reimbursement by FNV or FCC pursuant to the Commitment and the Annexes thereto, each Member shall pay its own costs and expenses incurred and paid by such Member in the conduct of the Company's Business, including, without limitation, any and all costs and expenses incurred in negotiating and documenting the Commitment and the Management Agreement, and participating in the formulation of the chapter 11 plan for FNV and its subsidiaries (whether directly or in the Company's capacity as Berkadia Manager). Without limiting the generality of the foregoing, the Company shall not be responsible for the costs and expenses resulting from the performance by the Original Leucadia Member or any Affiliate thereof of its obligations under the Management Agreement.

          (b) Notwithstanding the foregoing, the Members intend that all costs and expenses incurred after the Effective Date in negotiating and documenting the Outside Financing and the Senior Loan, and any other expenses incurred in the operation of the Company's Business (other than Covered Losses) (whether directly or in the Company's capacity as Berkadia Manager) shall be borne by the Company; provided, however, that direct costs and expenses of a Member, such as
         --------  -------
salaries or benefits of its employees or travel expenses, shall not be treated as expenses of, or paid by, the Company, and such Member shall not be entitled to any reimbursement hereunder with respect thereto.

          (c) To the extent that any costs or expenses of the Members or the Company are reimbursed to the Company by FCC or FNV pursuant to the terms of the Commitment, the Senior Loan Documents or otherwise (whether directly or indirectly through Berkadia), such amounts shall promptly be distributed to the Members who (or whose predecessors) bore such costs or expenses (if costs or expenses paid by a Member or its predecessors are being reimbursed), or to the Members pro rata in accordance with the percentage of such cost or expense paid by the Members in accordance with Section 2.3(c) (if costs or expenses paid by the Company are being reimbursed).

     5.5  BH Finance Control of Commitment and Senior Loan.
          ------------------------------------------------

     Notwithstanding any other provision of this Agreement, and without limiting the generality of Section 5.1, decisions by the Company, including in its capacity as Berkadia Manager, relating to any act taken or not taken by the Company or Berkadia with respect to the Commitment or the Senior Loan, including, without limitation, any decisions relating to the documentation or administration of such Senior Loan or arising out of any default, decisions relating to enforcement or to the waiver of any covenants or requirements with respect to the Commitment or the Senior Loan, and the control of any contest related thereto, shall be made by BH Finance on behalf of the Company in its sole and absolute discretion, after consultation with WMAC. The Company shall promptly reimburse BH Finance for its reasonable costs and expenses, including attorneys fees, incurred in connection with any investigation or dispute arising out of any such occurrence. Without limiting the foregoing, so long as the Senior Loan is outstanding, decisions of the Company, including in its capacity as Berkadia Manager, in connection with requests by FNV or its subsidiaries to repurchase any 7.5% Senior Secured

Notes Maturing 2009 with Contingent Interest due 2016 of FNV shall be made by BH Finance on behalf of the Company after consultation with WMAC.

     5.6  Withdrawal.
          ----------

     Except as otherwise provided in Sections 4, 5.4(c) and 10 hereof, no Member shall demand or receive a return on or of its Capital Contributions or withdraw or resign from the Company without the consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash except as may be specifically provided herein.

     5.7  Member Compensation.
          -------------------

     No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

     5.8  Member Liability.
          ----------------

     Subject to Section 2.3(b), no Member shall be liable to any third party under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company. Except as required by applicable law or this Agreement, a Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, apart from its Capital Contributions, to make any additional contributions, assessments or payments to the Company.

                                   SECTION 6
                         REPRESENTATIONS AND WARRANTIES

     6.1  In General.
          ----------

     As of the date hereof, each Member hereby makes each of the representations and warranties applicable to such Member as set forth in Section 6.2 hereof, and such warranties and representations shall survive the execution of this Agreement.

     6.2  Representations and Warranties.
          ------------------------------

     Each Member hereby represents and warrants that:

          (a)  Due Incorporation or Formation; Authorization of Agreement.  Such
               ----------------------------------------------------------
Member is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary company action. This Agreement constitutes the legal, valid, and binding obligation of such Member.

          (b)  No Conflict with Restrictions; No Default.  Neither the
               -----------------------------------------
execution, delivery, and performance of this Agreement, nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation or bylaws of such Member, or of any material agreement or instrument to which such Member is a party or by which such Member is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member is a party or by which such Member is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member.

          (c)  Governmental Authorizations.  Any registration, declaration, or
               ---------------------------
filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement, or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date.

          (d)  Litigation.  There are no actions, suits, proceedings, or
               ----------
investigations pending or, to the knowledge of such Member threatened against or affecting such Member or any of its wholly-owned Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement, and such Member has not received any currently effective notice of any default, and such Member is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement.

                                   SECTION 7
                         ACCOUNTING, BOOKS AND RECORDS

     7.1  Accounting, Books and Records.
          -----------------------------

     The Company shall keep on site at its principal place of business such books and records relating to the Company and its affairs as it reasonably deems appropriate, and any Member or its designated representative shall have the right to have reasonable access to and inspect and copy the contents of such books or records, subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

     7.2  Reports.
          -------

     The Company shall cause to be delivered to each Member such periodic reports and financial statements as may be reasonably requested by a Member from time to time.

     7.3  Tax Matters.
          -----------

     Subject to the agreement of both Members, the Tax Matters Member (as defined below) shall make on behalf of the Company any and all elections for federal, state, local, and foreign tax purposes that it determines appropriate, and shall represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. BH Finance is specifically authorized to act as the "Tax Matters Member" under
                                                     ------------------
the Code and in any similar capacity under state or local law.

                                   SECTION 8
                                   AMENDMENTS

     8.1  Amendments.
          ----------

     This Agreement may be amended or modified only by a written instrument signed by each Member.

                                   SECTION 9
                                   TRANSFERS

     9.1  Restrictions on Transfers.
          -------------------------

     Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Interest.

     9.2  Permitted Transfers.
          -------------------

     Subject to the conditions and restrictions set forth in Section 9.3 hereof, a Member may at any time Transfer all, but not less than all, of its Interest to
(a) any other Member or wholly-owned Affiliate of another Member, (b) any wholly-owned Affiliate of the transferor (or of the Original Berkshire Member or the Original Leucadia Member), or (c) any other Person, subject to receipt, in the case of clause (c), of the prior written consent of the other Member in its absolute discretion if the Senior Loan has not then been paid in full (any such Transfer pursuant to clauses (a), (b) or (c) being referred to in this Agreement as a "Permitted Transfer"). Notwithstanding the foregoing, a Member may
      ------------------
transfer less than all of its Interests to one or more wholly-owned Affiliates (or wholly-owned Affiliates of the Original Berkshire Member, in the case of BH Finance, or of the Original Leucadia Member, in the case of WMAC) (each, an "Affiliated Member"); provided, however, that for purposes hereof,
           -----------------    --------  -------
all of a Member's Affiliated Members shall be deemed to constitute one and the same Member and any action or consent required hereunder with respect to BH Finance's or WMAC's Affiliated Members shall be given solely through the action or consent of BH Finance or WMAC, as agent for all BH Finance or WMAC Affiliated Members, as applicable. Any distribution or allocation to be made hereunder shall be made as if neither BH Finance nor WMAC had any Affiliated Members, shall be made as BH Finance or WMAC directs to one Member as agent for all BH Finance or WMAC Affiliated Members, as applicable, and thereafter BH Finance or WMAC, as applicable, shall be responsible for apportioning such distribution among their respective Affiliated Members, if any, according to their respective Interests. A Transfer to an Affiliated Member shall not relieve the transferor of its obligations hereunder.

     9.3  Conditions to Permitted Transfers.
          ---------------------------------

     A Transfer shall not be treated as a Permitted Transfer under Section 9.2 hereof unless and until the following conditions are satisfied:

          (a) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. The Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

          (b) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

          (c)  The transferee of Interests (other than, with respect to clauses
(i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the nontransferring Member (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to the nontransferring Member equivalent to those set forth in Section 6, (ii) accept and adopt the terms and provisions of this Agreement, including, without limitation, this Section 9 and
Section 11, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Interest.

          (d) The transferor shall not be relieved of its obligations hereunder.

     9.4  Prohibited Transfers.
          --------------------

          (a) Any purported Transfer of an Interest that is neither a Permitted Transfer nor a Transfer of less than all of a Member's Interests to one or more Affiliated Members in compliance with Section 9.2, shall be null and void and of no force or effect whatever; provided,
                             --------
however, that if the Company is required by law to recognize a Transfer that
-------
is not a Permitted Transfer, the Interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company, and such transferee shall not become a Member of the Company.

          (b) In the case of a Transfer or attempted Transfer of an Interest that is neither a Permitted Transfer nor a Transfer of less than all of a Member's Interests to one or more Affiliated Members in compliance with Section 9.2, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

     9.5  Rights of Unadmitted Assignees.
          ------------------------------

     A Person who acquires an Interest but who is not admitted as a substituted Member pursuant to Section 9.6 hereof shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

     9.6  Admission of Substituted Members.
          --------------------------------

     Subject to the other provisions of this Section 9, a transferee of an Interest in a Permitted Transfer shall be admitted to the Company as a substituted Member.

     9.7  Distributions and Allocations in Respect of Transferred Interest.
          ----------------------------------------------------------------

     If any Interests are Transferred during any Allocation Year in compliance with the provisions of this Section 9, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Members. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

                                   SECTION 10
                           DISSOLUTION AND WINDING UP

     10.1 Dissolution Events.
          ------------------

     Except as otherwise unanimously agreed to by the Members, the Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):
                                 ------------------

          (a) The unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

          (b) A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business;

          (c) The dissolution or liquidation of a Member or the taking of any action by its directors or a majority of its stockholders looking to the dissolution or liquidation of such Member, unless substantially all assets of such Member are transferred or are to be transferred to a wholly-owned Affiliate of such Member (or of the Original Berkshire Member or the Original Leucadia Member);

          (d) The bankruptcy or insolvency of a Member or the occurrence of any other event which would permit a trustee or receiver to acquire control of the affairs or assets of a Member; or

          (e) The payment in full of each of the Senior Loan and the Outside Financing, unless waived by both Members.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

     10.2 Winding Up.
          ----------

     Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's Business and affairs; provided, that all covenants contained in this Agreement and obligations
--------
provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Company's property has been distributed pursuant to this Section 10.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within one (1) year of the occurrence of the Dissolution Event. The Liquidator shall take full account of the Company's liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

          (a) First, to creditors (including Members who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof); and

          (b)  The balance, if any, to the Members in accordance with Section
4.1 hereof, by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, by 90 days after the date of liquidation).

     Except as provided in the next sentence, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all periods), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. Notwithstanding the foregoing, in connection with the liquidation of the Company, and prior to the application and distribution of Company assets pursuant to clauses (a) and (b) above, each Member shall contribute to the Company an amount equal to any portion of its Required Capital Contributions that has not previously been contributed (or deemed contributed), including interest thereon to the extent required by Section 2.3(e); provided, however,
                                                           --------  -------
that notwithstanding anything to the contrary set forth in Section 2.3(b) hereof, but subject to Section 2.3(e), the amount, if any, required to be contributed by the Members pursuant to Section 2.3(b) at the time of any such liquidation of the Company shall be contributed as follows: (i) first, pro rata in accordance with the Members' respective Fee Percentages, until the Members have contributed an amount pursuant to this clause (i) equal to the Senior Loan Shortfall Amount, if any, at the time of such liquidation; (ii) second, 100 percent by BH Finance, until all contributions made under Section 2.3(b) (including contributions paid or deemed paid under Section 2.3(e), other than any interest component thereof) or clause (i) or (ii) hereof during the life of the Company have been made 90 percent by BH Finance and 10 percent by WMAC; and
(iii) thereafter, pro rata in accordance with the Members' respective Debt Percentages.

     No Member shall receive additional compensation for any services performed pursuant to this Section 10.

     10.3 Rights of Members.
          -----------------

     Except as otherwise provided in this Agreement, each Member shall look solely to the Company's property for the return of its Capital Contribution and has no right or power to demand or receive property other than cash from the Company, and if the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, a Member shall have no recourse against the Company or the other Member.

     10.4 Termination.
          -----------

     Upon completion of the distribution of the Company's property as provided in this Section 10, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

     10.5 Allocations During Period of Liquidation.
          ----------------------------------------

     During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section
10.2 hereof (the "Liquidation Period"), the Members shall continue to share
                  ------------------
Profits, Losses, and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof and Appendix B hereto.

     10.6  The Liquidator.
           --------------

           (a) The "Liquidator" shall mean a Person appointed by the Members to
                    ----------
oversee the liquidation of the Company. The Liquidator may be an officer, a Member or any other Person.

           (b) The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Section 10 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

           (c) The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, gross negligence, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

     10.7  Form of Liquidating Distributions.
           ---------------------------------

     For purposes of making distributions required by Section 10.2 hereof, the Liquidator may determine whether to distribute all or any portion of the property in-kind or to sell all or any portion of the property and distribute the proceeds therefrom; provided, however, that no Member shall be required to
                        --------  -------
accept property in-kind in lieu of cash if cash is being delivered to the other Member; provided, further, that the FNV Stock, if any, shall be distributed in-
        --------  -------
kind in accordance with the Members' Stock Percentages.

                                   SECTION 11
           AGREEMENTS RELATING TO DEALINGS WITH FNV AND THE FNV STOCK

     11.1  Treatment of Management Fees.
           -----------------------------

     The Members hereby acknowledge and agree that all management and other services to be provided by the Original Leucadia Member or its Affiliates pursuant to the terms of the Management Agreement are activities conducted on behalf of the Company, and that any management or similar fees received by the Original Leucadia Member, Leucadia International or any of their Affiliates under the Management Agreement are received as a Member and that such fees are income of the Company to be shared evenly between the Members. Consequently, WMAC and the Original Leucadia Member shall promptly pay over (or cause to be paid over) to BH Finance 50 percent of any such fee paid directly to the Original Leucadia Member, Leucadia International or any of their Affiliates.
Any such payment to BH Finance shall not be treated as a contribution to the Company. In the event that any such fee is paid by FNV or an Affiliate directly to the Company, such fee shall be treated as a Finova Fee for purposes of this Agreement. The Original Leucadia Member and the Members hereby agree that this
Section 11.1 shall survive any dissolution and winding up of the Company pursuant to Section 10.

     11.2  Cooperation; Provision of Information.
           --------------------------------------

     Each Member shall cooperate and coordinate in the drafting and formulation of FNV's or its Affiliates' chapter 11 plan or plans of reorganization, including without limitation in the Company's role as Berkadia Manager. The Members, the Original Berkshire Member and the Original Leucadia Member shall keep one another fully and promptly informed of developments in FNV's or its Affiliates' business or relationships with or affecting its creditors, including any notices from its lenders, suppliers or advisors or any notices from any third party related to its creditors, in each case whether such information is obtained from FNV or its Affiliates pursuant to the terms of the Management Agreement or otherwise. Each Member shall be entitled to, at its option and expense, appear and be heard in the Bankruptcy Court on any matter at issue in the bankruptcy cases. Without limiting the generality of the foregoing, the Company shall take (or, in its capacity as Berkadia Manager, cause Berkadia to take) the following actions only if first approved by each Member: (i) file any pleading with, or take any legal and/or factual position or action in the Bankruptcy Court; (ii) approve the terms or form of any pleading, including any plan of reorganization, disclosure statement or related proposed bankruptcy court order; or (iii) subject to Section 5.5, waive a term or condition of any agreement, plan of reorganization or bankruptcy court order.

     11.3  Designation of Observers Pursuant to Management Agreement.
           ----------------------------------------------------------

     BH Finance shall be entitled to designate at least one (1) of the three (3) persons that the Original Leucadia Member is entitled to designate to the Board of Directors of FNV pursuant to the terms of the Management Agreement, and the Original Leucadia Member shall cause such BH Finance designee to be so designated.

     11.4  Exercise of Management Agreement Approval Rights.
           -------------------------------------------------

     The Original Leucadia Member shall not, nor shall it permit any of its Affiliates to, provide its consent or approval with respect to any act or omission by FNV or its Affiliates for which the Original Leucadia Member's (or any Affiliate's) consent or approval is required under the terms of the Management Agreement or otherwise, without the written consent of BH Finance, which decision regarding consent shall be made promptly (in light of its circumstances) after receipt of notice seeking such consent. Without limiting the generality of the foregoing, without the written consent of BH Finance, the Original Leucadia Member shall not, nor shall it permit any of its Affiliates to, (a) agree to any amendment or cancellation of, or waiver of any of its rights or FNV's obligations under, the Management Agreement, or (b) prior to the effectiveness of FNV's plan of reorganization, consent to or approve of FNV undertaking, or agreeing or committing to undertake, whether in writing or otherwise, to any of the matters set forth in Annex A to the Management Agreement.

     11.5  Agreements Relating to the FNV Stock.
           ------------------------------------

     Notwithstanding anything to the contrary set forth in this Agreement, the following provisions shall govern the ownership and control of the common stock of FNV acquired by Berkadia in connection with the FNV plan of reorganization (the "FNV Stock"), including without limitation actions by the Company in the
      ---------
Company's capacity as a member of Berkadia and as Berkadia Manager.

           (a) Except in the event of a liquidation of Berkadia pursuant to
Section 10 of the Berkadia Operating Agreement, or as otherwise unanimously agreed to by the Members, the Company, the Original Berkshire Member, the Original Leucadia Member and the Members shall cause the FNV Stock to be transferred and delivered to, held directly by, and not distributed by, Berkadia.

           (b) From and after the effective date of FNV's plan of reorganization, if Berkadia determines to exercise any right it has to nominate an even number of directors to FNV's Board of Directors, then the Company, in its capacity as Berkadia Manager, shall permit each Member to designate one-half of the total number of persons that Berkadia is choosing to nominate to such Board of Directors, and if Berkadia determines to exercise any right it has to nominate an odd number of directors, then, out of the number of directors that Berkadia is choosing to nominate to such Board of Directors, the Company, in its capacity as Berkadia Manager, shall designate one director unanimously agreed upon by the Members, and of the remaining number of nominees that Berkadia is choosing to nominate, shall permit each Member to designate one-half.

           (c) The Company, in its capacity as Berkadia Manager, shall cause Berkadia to vote its FNV Stock as required by the Voting Agreement among FNV, Berkadia, the Original Berkshire Member and the Original Leucadia Member, and otherwise in such manner as is unanimously agreed by the Members; provided,
                                                                  ---------
however, that if the Members cannot unanimously agree, then the Company shall
--------
cause Berkadia to vote its FNV Stock in the manner directed by each Member with respect to that number of Berkadia's shares of FNV Stock as is in proportion to such Member's Stock Percentage.

     11.6  Purchase of Additional FNV Securities or Interests or Participations
           --------------------------------------------------------------------
in Bank Loans.
--------------

     If, during the term of this Agreement, a Member, or any Affiliate thereof, desires to acquire additional securities (whether debt or equity) of, or interests or participations in bank loans of, FNV or its Affiliates, then such Member or Affiliate may not proceed with such transaction unless such Member affords the other Member a reasonable opportunity to acquire one-half of such securities or interests or participations in bank loans on the same terms and conditions. Notwithstanding the foregoing, WMAC and its Affiliates hereby waive any opportunity to acquire any portion of the 7.5% Senior Secured Notes Maturing 2009 with Contingent Interest due 2016 of FNV that BH Finance or its Affiliates may acquire pursuant to a tender offer in accordance with the plan of reorganization.

                                   SECTION 12
                                 MISCELLANEOUS

     12.1  Notices.
           -------

     Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the

Person to whom the same is directed, or (ii) when the same is actually received, if sent either by recognized overnight delivery service or registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by recognized overnight delivery service or registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and the Company:

           (a) If to the Company, to the address determined pursuant to Section
1.4 hereof; and

           (b) If to a Member, to the address set forth on Appendix A hereto.

     12.2  Covered Losses.
           ---------------

           (a) The Company shall indemnify and hold harmless any Member from any Covered Loss in excess of such Member's Proportionate Share of such Covered Loss.

           (b) If a Covered Loss is incurred by the Company, or if the Company indemnifies a Member from a Covered Loss pursuant to Section 12.2(a), each of the Members shall contribute to the Company as Required Capital Contributions, upon demand of the Company or any Member, the amount by which such Member's Proportionate Share exceeds the amount of such Covered Loss paid by such Member to date either directly or by Required Capital Contributions made to date pursuant to this Section 12.2(b). The Original Berkshire Member agrees to contribute (or cause to be contributed) to BH Finance, and the Original Leucadia Member agrees to contribute (or cause to be contributed) to WMAC, an amount sufficient in each case for such Member to fund its Required Capital Contributions as and when required under this Section 12.2(b).

           (c) In the event a Member or the Company becomes aware of a potential claim, event or state of affairs that could result in a Covered Loss, such Member or the Company shall promptly notify all of the Members thereof, and shall provide all Members with copies of all letters, pleadings or other documents in its possession which could or are alleged to form the material basis of any such claim or action; provided, that the failure to provide such
                                   --------
notice in a timely fashion shall not affect the parties' respective obligations hereunder except and only to the extent that any delay in providing such notice results in actual prejudice to another party. In any case, the Members shall cooperate with respect to the defense of any such claim or action to the extent that the Members are not adverse parties or have adverse interests therein. The Members shall jointly control the defense of any such claim or action.

     12.3  Defaults by Original Members.
           -----------------------------

     If the Original Berkshire Member or the Original Leucadia Member fails to fulfill its obligations under Section 2.3(d) or 12.2(b) hereof, then the Member that is not related to such original member shall have a direct claim against such original member for breach of contract hereunder, and the unrelated Member and the Company (at the sole direction of the unrelated Member) shall have all remedies available to either of them in law or equity with respect to such failure by the original member.

     12.4  Binding Effect.
           --------------

     Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

     12.5  Headings.
           --------

     Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

     12.6  Severability.
           ------------

     Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The immediately preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

     12.7  Governing Law.
           -------------

     The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

     12.8  WAIVER OF JURY TRIAL.
           --------------------

     EACH OF THE MEMBERS, THE ORIGINAL BERKSHIRE MEMBER AND THE ORIGINAL LEUCADIA MEMBER IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     12.9  Arbitration.
           ------------

     All claims, disputes and other matters in question arising out of, or relating to this Agreement or the performance thereof, including, without limitation, questions as to whether a matter is governed by this arbitration clause, shall be subject to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") then
                                                                ----------
pertaining, insofar as the AAA Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the parties mutually agree otherwise, and pursuant to the following procedures: (i) the arbitration shall take place in Chicago, Illinois, (ii) a single neutral arbitrator having at least ten (10) years experience in complex commercial arbitration involving financial and partnership or limited liability company issues shall be appointed in the manner specified in the AAA Rules; provided, that if the amount at issue
                                          --------
is greater than Twenty-Five Million Dollars ($25,000,000), then a panel of three
(3) such neutral arbitrators shall be appointed in the manner specified in the AAA Rules; (iii) each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised by any claim or counterclaim; (iv) each party shall have the right to take the deposition of one individual and any expert witness(es) designated by the other party; (v) other discovery may be ordered by the arbitrator(s) to the extent the arbitrator(s) deem additional discovery appropriate, and any dispute regarding discovery, including disputes as to the need therefor or the relevance or the scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive; (vi) the arbitrator(s) shall have sixty (60) days following their appointment in which to resolve the question at issue, unless the parties agree in writing to extend such period; (vii) the award rendered by the arbitrator(s) may grant any remedy or relief that the arbitrator(s) deem just and equitable within the scope of this Agreement, including, without limitation, damages, specific performance or injunctive relief, but may not include punitive damages or any remedy or relief that a court having jurisdiction thereof would not have the power to grant; (viii) judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; (ix) all reasonable out-of-pocket costs and reasonable legal fees incurred by the prevailing party shall be paid by the nonprevailing party, except in the event that a non-arbitrated settlement is reached, in which case each party shall pay its own respective costs and fees incurred thereby; (x) subject to clause (ix), each party shall pay one-half of the costs and fees charged by the arbitrator(s) with regard to the submitted dispute; and (xi) the parties shall be entitled to seek preliminary injunctive relief or other extraordinary remedies in any court having jurisdiction thereof, to preserve the status quo pending the outcome of arbitration.

     12.10 Counterpart Execution.
           ---------------------

     This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     12.11 Specific Performance.
           --------------------

     Each Member (as well as, in the case of BH Finance, the Original Berkshire Member, and in the case of WMAC, the Original Leucadia Member) agrees with the other Member that such other Member would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the non-breaching Member may be entitled, at law or in equity, the non-breaching Member shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

     12.12 Further Assurances.
           -------------------

     Each Member covenants and agrees on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

     12.13 Entire Agreement.
           -----------------

     This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed and entered into this Operating Agreement of the Company as of the day first above set forth.

                                   BH FINANCE LLC


                                   By:  /s/ Marc D. Hamburg
                                      ---------------------------------
                                   Name:    Marc D. Hamburg
                                   Title:   President

                                   WMAC INVESTMENT CORPORATION


                                   By:  /s/  Joseph A. Orlando
                                      ---------------------------------
                                   Name:     Joseph A. Orlando
                                   Title:    Vice President


     ACKNOWLEDGED AND AGREED, provided that, except as and to the extent specifically set forth in this Operating Agreement, the signatories below are not undertaking to cause or procure the performance of obligations undertaken herein by the Members.

                                   BERKSHIRE HATHAWAY INC.



                                   By: /s/ Marc D. Hamburg
                                       -------------------------------
                                   Name:   Marc D. Hamburg
                                   Title:  Vice President and Chief Financial
                                           Officer

                                   LEUCADIA NATIONAL CORPORATION


                                   By:  /s/ Joseph A. Orlando
                                      --------------------------------
                                   Name:    Joseph A. Orlando
                                   Title:   Vice President and Chief Financial
                                            Officer

                                  APPENDIX A

                        Attached to and Made a Part of
                          the Operating Agreement of
                            Berkadia Management LLC

                                    Members
                                    -------

Name and Address                    Debt Percentage        Fee Percentage        Stock Percentage
----------------                    ---------------        --------------        ----------------
BH Finance LLC                      90%                    50%                   50%
1440 Kiewit Plaza
Omaha, Nebraska 68131
Attn: Marc Hamburg
Facsimile: (402) 346-3375

WMAC Investment Corporation         10%                    50%                   50%
315 Park Avenue South
New York, New York 10010
Attn: Joseph Steinberg
Facsimile: (212) 598-4869

                                   APPENDIX B

                         Attached to and Made a Part of
                           the Operating Agreement of
                            Berkadia Management LLC

                             Additional Allocations
                             ----------------------

1.   Special Allocations.
     -------------------

     The following special allocations shall be made in the following order:

     (a)  Minimum Gain Chargeback.  Except as otherwise provided in Section
          -----------------------
1.704-2(f) of the Regulations, notwithstanding any other provision of Section 3 of the Agreement and this Appendix B, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Paragraph 1(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

     (b)  Member Minimum Gain Chargeback.  Except as otherwise provided in
          ------------------------------
Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of Section 3 of the Agreement and this Appendix B, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Paragraph 1(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

     (c)  Qualified Income Offset.  In the event any Member unexpectedly
          -----------------------
receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of
                  -  -                     -  -                        -  -
the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible; provided that an allocation pursuant to this Paragraph
                        --------
1(c) shall

                                 Appendix B-1
be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 3 of the Agreement and this Appendix B have been tentatively made as if this Paragraph 1(c) were not part of this Appendix B.

     (d)  Gross Income Allocation.  In the event any Member has a deficit
          -----------------------
Capital Account at the end of any Allocation Year which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation
                                              --------
pursuant to this Paragraph 1(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in Section 3 of the Agreement and this Appendix B have been made as if Paragraph 1(c) hereof and this Paragraph 1(d) were not part of this Appendix B.

     (e)  Nonrecourse Deductions.  Nonrecourse Deductions for any Allocation
          ----------------------
Year shall be specially allocated to the Members in proportion to their respective Debt Percentages.

     (f)  Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for
          -----------------------------
any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
Section 1.704-2(i) (1).

     (g)  Section 754 Adjustments.  To the extent an adjustment to the adjusted
          -----------------------
tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or
                                                                      -  -
1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital
                  -  -
Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made
            -  -
in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
                                                   -  -

2.   Curative Allocations.
     --------------------

     The allocations set forth in Paragraphs 1(a) through (g) and Paragraph 3 hereof (the "Regulatory Allocations") are intended to comply with certain
             ----------------------
requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Paragraph 2. Therefore, notwithstanding any other provision of Section 3 of the Agreement and this Appendix B (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 3 of the Agreement.

                                 Appendix B-2

3.   Loss Limitation.
     ---------------

     Losses allocated pursuant to Section 3 of the Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3 of the Agreement, the limitation set forth in this Paragraph 3 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of
                                                                          -
the Regulations.

4.   Other Allocation Rules.
     ----------------------

     (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

     (b) The Members are aware of the income tax consequences of the allocations made by Section 3 of the Agreement and this Appendix B and hereby agree to be bound by such provisions in reporting their shares of Company income and loss for income tax purposes.

     (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a) (3), the Members' interests in Company profits are in proportion to their Debt Percentages.

     (d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Company shall endeavor to treat any distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

5.   Tax Allocations; Code Section 704(c).
     ------------------------------------

     (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

     (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                                 Appendix B-3

     (c) Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Paragraph 5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

     (d) The Members shall, for federal income tax purposes, share any original issue discount recognized by the Company 50 percent each.

     (e) Subject to the foregoing, for federal income tax purposes each item of income, gain, loss or deduction that corresponds to an item of income, gain, loss or expense taken into account in calculating Profits or Losses or specially allocated under Section 3.1(a) of the Agreement or Section 1, 2 or 3 of this Appendix B (a "Book Item") shall be allocated between the Members in the same proportion as the corresponding Book Item is allocated between the Members.

                                 Appendix B-4